Exhibit 99.1

INTRICON REPORTS 2014 FOURTH-QUARTER AND FULL-YEAR RESULTS

Revenue and Net Income Gains Cap Strongest Performance in a Decade

ARDEN HILLS, Minn. — February 17, 2015 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its fourth quarter ended December 31, 2014.

Fourth-Quarter Highlights:

•	Net sales of $16.5 million rose 10 percent over the prior-year period;
•	Gross margins of 27.1 percent increased from 25.5 percent;
•	IntriCon achieved EPS of $0.06, up significantly from an EPS loss of $(0.25) in the prior-year period;
•	The company’s value hearing health business posted strong results, with revenues rising 31 percent;
•	The company reduced bank debt by $2.0 million from 2013 year end;
•	IntriCon secured CE (Conformité Européenne) Mark approval allowing it to directly pursue significant value hearing health opportunities throughout Europe; and
•	The company entered into a distribution agreement with the United Kingdom’s PC Werth Ltd which allows IntriCon to be a main supplier to the National Health Service (NHS) Supply Chain’s National Framework.

Financial Results

For the 2014 fourth quarter, the company reported net sales of $16.5 million, up from $15.0 million in the prior-year period. IntriCon posted net income of $360,000, or $0.06 per diluted share, compared to a net loss of $(1.4) million, or $(0.25) per diluted share, for the 2013 fourth quarter. Included in the 2014 fourth-quarter results was a one-time $165,000, or $0.03 per diluted share, foreign tax expense charge. Included in 2013 fourth-quarter results was a net loss from discontinued operations of $(1.6) million, or $(0.27) per diluted share.

“We are pleased to report continued strength, with double-digit, top- and bottom-line growth for the fourth consecutive quarter,” said Mark S. Gorder, president and chief executive officer of IntriCon. “Our fourth-quarter results capped off the strongest year for IntriCon from a net sales, gross margin and profitability perspective, since the Selas restructuring nearly a decade ago. Our strategy of developing partnerships with key value hearing health and medical customers, and concentrating on our highest potential opportunities in value hearing health and the medical biotelemetry market is taking hold, as evidenced by our recent announcement of the PC Werth contract.”

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IntriCon Corporation 2014 Fourth-Quarter Results

February 17, 2015

Gross profit margins grew to 27.1 percent from 25.5 percent in the prior-year fourth quarter. The gains stemmed primarily from volume increases and cost reductions achieved from the company’s previously disclosed global restructuring plan.

Full-Year Results

For the 2014 full year, IntriCon reported higher net sales of $68.3 million and net income of $2.2 million, or $0.37 per diluted share. This compares to 2013 annual net sales of $53.0 million and a net loss of $(6.2) million, or $(1.08) per diluted share. Net income from continuing operations for the 2014 twelve-months was $2.5 million, or $0.42 per diluted share, with a discontinued operations net loss of $(270,000), or $(0.04) per diluted share. The 2013 annual results included a loss from continuing operations of $(2.3) million, or $(0.40) per diluted share, and a discontinued operations net loss of $(3.9) million, or $(0.68) per diluted share.

Gross profit margins increased to 27.1 percent from 23.0 percent for the full year 2013. Again, the improvement was primarily due to volume increases and cost reductions.

Business Update

Hearing health sales grew during the fourth quarter, rising 31 percent from the prior-year quarter, primarily due to initial gains on targeted value hearing health initiatives, including value hearing aids, personal sound amplifier products (PSAP) and assistive listening devices.

Said Gorder, “We continue to make significant strides in the hearing health market as demonstrated by the PC Werth partnership. As we’ve previously noted, within the conventional hearing health channel, industry growth and penetration rate continues to be stagnated by high device costs, distribution inefficiencies and retail consolidation. These factors, along with the rapidly growing aging population, have created a need for an outcomes-based hearing health model. To capitalize on this opportunity, we are concentrating our efforts on significant prospective partnerships and customers, and are aggressively pursuing the value hearing aid and PSAP channels.”

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IntriCon Corporation 2014 Fourth-Quarter Results

February 17, 2015

PC Werth, through its partnership with IntriCon, has been appointed one of the main suppliers to the NHS Supply Chain's National Framework. The NHS is the largest purchaser of hearing aids in the world, supplying an estimated 1.2 million hearing aids annually. Under the agreement, PC Werth will distribute IntriCon hearing aid products under the Kamplex brand name. PC Werth will provide the required marketing, selling, training and service support. IntriCon is currently working on product approval with the NHS Audiology Supplies Group and anticipates having product approved and available for sale in the first half of 2015.

Sales in IntriCon’s medical business declined 9 percent in the 2014 fourth quarter compared to the year-ago period, primarily driven by an anticipated reduction in sales to IntriCon’s largest customer, Medtronic. To support Medtronic’s MiniMed 530G insulin pump launch in late 2013, IntriCon built and sold significant inventory from the fourth quarter of 2013 through the first half of 2014. While the company has satisfied the initial launch volume requirements, IntriCon anticipates sequential Medtronic revenue growth in the 2015 first quarter and throughout 2015.

Fourth-quarter 2014 professional audio communication sales rose 41 percent from the prior-year period. During the quarter, the company completed the final delivery on a significant contract with the Singapore government to provide technically advanced headsets worn in military applications. IntriCon will continue to leverage its core technologies in professional audio communication to support existing customers, as well as seek related hearing health and medical product opportunities.

Looking Ahead

Concluded Gorder, “2014 was a very successful year. We posted the strongest revenue and earnings in a decade, completed our restructuring of the business and importantly, made great strides in establishing our infrastructure to drive growth in our value hearing health business. As we carry this positive momentum into 2015, we anticipate higher sales for the full year, with our first-quarter revenue consistent with our 2014 fourth quarter. Strategically, as we look to the future, we will maintain our focus on aggressively expanding our value hearing health reach and pursuing opportunities in value hearing health and medical biotelemetry.”

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IntriCon Corporation 2014 Fourth-Quarter Results

February 17, 2015

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Tuesday, February 17, 2015, beginning at 4 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review fourth-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-888-438-5448 and provide the conference ID number 5633695 to the operator.

A replay of the conference call will be available three hours after the call ends through 7 p.m. CT on Tuesday, March 3, 2015. To access the replay, dial 1-888-203-1112 and enter passcode: 5633695.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2013. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts
At IntriCon: Scott Longval, CFO 651-604-9526 slongval@intricon.com	At PadillaCRT: Matt Sullivan 612-455-1709 matt.sullivan@padillacrt.com

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IntriCon Corporation 2014 Fourth-Quarter Results

February 17, 2015

INTRICON CORPORATION

Consolidated Condensed Statements of Operations

 (In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales, net	$16,481	$15,026	$68,303	$52,961
Cost of sales	12,018	11,189	49,819	40,792
Gross profit	4,463	3,837	18,484	12,169

Operating expenses:
Sales and marketing	884	884	3,699	3,308
General and administrative	1,575	1,350	6,462	5,789
Research and development	1,302	1,184	4,832	4,181
Restructuring charges	—	30	83	229
Total operating expenses	3,761	3,448	15,076	13,507
Operating income (loss)	702	389	3,408	(1,338)

Interest expense	(99)	(132)	(461)	(600)
Equity in loss of partnerships	(71)	(78)	(228)	(262)
Other income (expense)	105	14	227	127
Income (loss) from continuing operations before income taxes and discontinued operations	637	193	2,946	(2,073)

Income tax expense	277	58	428	217
Income (loss) before discontinued operations	360	135	2,518	(2,290)
Loss on sale of discontinued operations	—	—	(120)	—
Loss from discontinued operations, net of income taxes	—	(1,558)	(150)	(3,872)
Net income (loss)	$360	$(1,423)	$2,248	$(6,162)

Basic income (loss) per share:
Continuing operations	$0.06	$0.02	$0.43	$(0.40)
Discontinued operations	—	(0.27)	(0.05)	(0.68)
Net income (loss) per share:	$0.06	$(0.25)	$0.39	$(1.08)

Diluted income (loss) per share:
Continuing operations	$0.06	$0.02	$0.42	$(0.40)
Discontinued operations	—	(0.27)	(0.04)	(0.68)
Net income (loss) per share:	$0.06	$(0.25)	$0.37	$(1.08)

Average shares outstanding:
Basic	5,831	5,710	5,791	5,699
Diluted	6,122	5,710	6,038	5,699

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IntriCon Corporation 2014 Fourth-Quarter Results

February 17, 2015

INTRICON CORPORATION

Consolidated Condensed Balance Sheets

(In Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2014	2013
Current assets:
Cash	$328	$217
Restricted cash	640	568
Accounts receivable, less allowance for doubtful accounts of $120 at December 31, 2014 and $124 at December 31, 2013	7,673	5,433
Inventories	9,983	9,400
Other current assets	1,013	1,337
Current assets of discontinued operations	—	382
Total current assets	19,637	17,337

Machinery and equipment	35,104	33,971
Less: Accumulated depreciation	30,859	29,232
Net machinery and equipment	4,245	4,739

Goodwill	9,194	9,194
Investment in partnerships	387	569
Other assets, net	498	749
Other assets of discontinued operations	—	132
Total assets	$33,961	$32,720

Current liabilities:
Checks written in excess of cash	$516	$279
Current maturities of long-term debt	1,886	2,210
Accounts payable	5,438	5,037
Accrued salaries, wages and commissions	2,519	1,676
Deferred gain	110	110
Other accrued liabilities	1,364	1,893
Current liabilities of discontinued operations	—	154
Total current liabilities	11,833	11,359

Long-term debt, less current maturities	4,627	6,271
Other postretirement benefit obligations	485	531
Accrued pension liabilities	741	839
Deferred gain	55	165
Other long-term liabilities	113	247
Total liabilities	17,854	19,412
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 5,844 and 5,727 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	5,844	5,727
Additional paid-in capital	16,939	16,434
Accumulated deficit	(6,274)	(8,522)
Accumulated other comprehensive loss	(402)	(331)
Total shareholders’ equity	16,107	13,308
Total liabilities and shareholders’ equity	$33,961	$32,720

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